FRANKLIN TEMPLETON INVESTMENTS

PERSONAL INVESTMENTS AND INSIDER TRADING POLICY ("The Policy")
(This Policy serves as a code of ethics adopted pursuant to Rule 17j-1 under the
Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940)

Revised April 1, 2012

SECTION 1.	PURPOSE OF THE POLICY	1
1.1	SCOPE AND PURPOSE OF THE POLICY	2
1.2	STATEMENT OF PRINCIPLES	2
1.3	PROHIBITED ACTIVITIES	2
1.4	MONITORING OF THE POLICY AND ADDITIONAL INFORMATION	3

SECTION 2.	PERSONAL INVESTMENTS	3
2.1	STATEMENT ON COVERED EMPLOYEE INVESTMENTS	3
2.2	CATEGORIES OF PERSONS SUBJECT TO THE POLICY	3
2.3	ACCOUNTS AND TRANSACTIONS COVERED BY THE POLICY	4
2.4	PROHIBITED TRANSACTIONS	4
2.5	ADDITIONAL PROHIBITIONS AND REQUIREMENTS FOR ACCESS PERSONS AND PORTFOLIO PERSONS	5
2.6	REPORTING REQUIREMENTS	6
2.7	PRE-CLEARANCE REQUIREMENTS	6
2.8	REQUIREMENTS FOR INDEPENDENT DIRECTORS	7

SECTION 3.	INSIDER TRADING	7
3.1	POLICY ON INSIDER TRADING	7

SECTION 4.	RELATED POLICIES AND REQUIREMENTS	8
4.1	STATEMENT ON OTHER POLICIES AND REQUIREMENTS	8

SECTION 5.	ADMINISTRATION OF THE POLICY, WAIVERS & REPORTING VIOLATIONS
5.1	CODE OF ETHICS COMMITTEE; REPORTING TO FT FUND BOARDS	8
5.2	VIOLATIONS OF THE POLICY	8
5.3	WAIVERS OF THE POLICY	8
5.4	REPORTING VIOLATIONS	9

This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited Franklin Templeton Investments © 2012. All Rights Reserved.

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SECTION 1. PURPOSE OF THE POLICY

1.1      Scope and Purpose of the Policy

The Franklin Templeton Investments Personal Investments and Insider Trading Policy (the "Policy) applies to the personal investment activities of all Covered Employees (as defined in section 2.2 of the Policy) of Franklin Resources, Inc. ("FRI") and all of its subsidiaries (collectively, "Franklin Templeton").

Franklin Templeton provides services to the funds that are advised or sub-advised by a Franklin Templeton investment adviser (the "FT Funds") and other client accounts ("Client Accounts"). Thus, for purposes of this Policy, "FT Fund" includes all open-end and closed-end funds within the Franklin Templeton Group of Funds, as well as any other fund that is advised or sub-advised by a Franklin Templeton investment adviser.

The purpose of the Policy is to summarize the values, principles and business practices that guide Franklin Templeton's business conduct and to establish a set of principles to guide Covered Employees regarding the conduct expected of them when managing their personal investments.

1.2      Statement of Principles

All Covered Employees are required to conduct themselves in a lawful, honest and ethical manner in their business practices and to maintain an environment that fosters fairness, respect and integrity.

Franklin Templeton's policy is that the interests of the FT Funds and Client Accounts are paramount and come before the interests of any employee. Information concerning the securities' holdings and financial circumstances of the FT Funds and Client Accounts, as well as the identity of certain Client Accounts, is confidential and Covered Employees are required to safeguard this information.

The personal investment activities of Covered Employees must be conducted in a manner to avoid actual or potential conflicts of interest with the FT Funds and Client Accounts. In particular, to the extent that a Covered Employee learns of an investment opportunity because of his or her position with Franklin Templeton (e.g., internal or third party research, Franklin Templeton or company sponsored conferences, or communications with company officers), the Covered Employee must give preference to the FT Funds or Client Accounts.

Personal transactions in a security may not be executed, regardless of quantity, if the Covered Employee has access to information regarding, or knowledge or even a presumed knowledge of, FT Fund or Client Account activity in such security, including proposed activity and recommendations.

1.3      Prohibited Activities

Covered Employees generally are prohibited from engaging or participating in any activity that has the potential to cause harm to an FT Fund or Client Account. Examples of prohibited activities include, but are not limited to:

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, the FT Funds or Client Accounts;

•
Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for an FT Fund or Client Account in order to avoid economic injury to themselves or anyone other than the FT Funds or Client Accounts;

•
Purchasing or selling a security on the basis of knowledge of a possible trade by or for an FT Fund or Client Account with the intent of personally profiting from, or avoiding a loss with respect to, personal holdings in the same or related securities;

1. For purposes of this Policy, the term "securities" also includes derivatives, such as futures, options and swaps.

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•
Revealing to any other person (except in the normal course of the Covered Employee's duties on behalf of an FT Fund or Client Account) any information regarding securities transactions by any FT Fund or Client Account or the consideration by any FT Fund or Client Account of any such securities transactions; or

•
Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on an FT Fund or Client Account or engaging in any manipulative practice with respect to any FT Fund or Client Account.

1.4      Monitoring of the Policy and Additional Information

Questions regarding the Policy and related requirements should be directed to the Code of Ethics Department located in San Mateo, CA. The Code of Ethics Department can be reached by e-mail at Ipreclear@frk.com or by phone at (650) 312-3693 or (650) or extension 112-3693. The Code of Ethics Department uses PTA, http://coeprod/pta/index.jsp, an automated transaction pre-clearance system, to manage the oversight of personal investments. Administration of the Policy is the responsibility of the Code of Ethics Committee.

SECTION 2. PERSONAL INVESTMENTS

2.1      Statement on Covered Employee Investments

Franklin Templeton recognizes the importance to Covered Employees of managing their own financial resources. However, because of the potential conflicts of interest inherent in its business, Franklin Templeton has implemented this Policy with regard to personal investments of Covered Employees. This Policy is designed to minimize these conflicts and help ensure that Franklin Templeton focuses on meeting its duties as a fiduciary to the FT Funds or Client Accounts.

Covered Employees should be aware that their ability to invest in certain securities and to liquidate those positions may be severely restricted under this Policy due to trading by the FT Funds or Client Accounts, including during times of market volatility. Therefore, as a general matter, Franklin Templeton encourages Covered Employees to exercise caution when investing in individual securities, particularly in situations where a Covered Employee wishes to invest in securities held or likely to be held by the FT Funds or Client Accounts.

Franklin Templeton also discourages Covered Employees from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact the Covered Employee's ability to carry out their assigned responsibilities, increases the possibility of potential conflicts or violates the Policy or the FT Funds' prospectuses.

2.2      Categories of Persons Subject to the Policy

All persons subject to the Policy are assigned to the following categories based on their access to information regarding, or involvement in, investment activities. Persons subject to other personal trading policies or codes of ethics adopted by Franklin Templeton or its affiliates generally are exempt from this Policy.2 Please consult the Code of Ethics Department if you have any questions about how this Policy applies to you.

Covered Employees: Covered Employees are: (1) partners, officers, directors (or persons occupying a similar status or having similar functions) and employees (including certain designated temporary employees or consultants) of any Franklin Templeton investment adviser, as well as any other persons who provide advice on behalf of any Franklin Templeton investment adviser and are subject to the supervision and control of that investment adviser; (2) Access Persons, as defined below; and (3) Independent directors of FT Funds within the Franklin Templeton Group of Funds and independent directors of Franklin Templeton investment advisers (collectively, "Independent Directors").

2. In limited circumstances, certain affiliates of FRI may adopt separate policies or codes of ethics governing personal trading in order to address the specific features of their investment activities and operations. Individuals subject to such separate policies or codes of ethics generally are exempt from this Policy.

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Access Persons: Access Persons, a subset of Covered Employees, are those who have access to non-public information regarding FT Funds' or Client Accounts' securities transactions; or have access to recommendations that are non-public; or have access to non-public information regarding the portfolio holdings of the FT Funds or Client Accounts.

Portfolio Persons: Portfolio Persons, a subset of Access Persons, are those who, in connection with their regular functions or duties, make or participate in the decision to purchase or sell a security by an FT Fund or Client Account or if his or her functions relate to the making of any recommendations about those purchases or sales.

Please see the Appendix to this Policy for a table indicating how the provisions of the Policy apply to each category of persons. In addition, please see section 2.8 of the Policy for a description of the requirements for Independent Directors.

2.3      Accounts and Transactions Covered by the Policy

The Policy covers two types of securities accounts and transactions: (1) those in which Covered Employees have or share investment control, and (2) those in which Covered Employees have direct or indirect beneficial ownership. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. "Pecuniary interest" has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Covered Employees are presumed to have a pecuniary interest in securities held by members of their immediate family sharing the same household.

Certain types of securities are exempt from the Policy. These exempt securities include, but are not limited to, direct obligations of the U.S. government, money market instruments, and registered open-end funds other than the FT Funds. Please consult the Code of Ethics Department or PTA for further information about specific types of securities that are exempt from the Policy.

2.4      Prohibited Transactions

Trading that Conflicts with FT Funds or Client Accounts

Covered Employees are prohibited from any trading activity that conflicts with the FT Funds' or Client Accounts' trading activity. Examples of prohibited trading activity include, but are not limited to:

•    "front running" or trading ahead of an FT Fund or Client Account; and

•    trading parallel to or against an FT Fund or Client Account.

Short Sales of Securities Issued by Franklin Resources and Closed-end FT Funds
Covered Employees are prohibited from effecting short sales, including "short sales against the box," of securities issued by FRI or any closed-end FT Funds. This prohibition includes economically equivalent transactions such as call or put options, swap transactions or other derivatives.

Trading in Shares of the FT Funds
A Covered Employee is prohibited from buying and selling shares of an FT Fund if in possession of material non-public information about the FT Fund. Specifically, Covered Employees are prohibited from taking personal advantage of their non-public knowledge of recent or impending investment activities of FT Funds or the FT Funds' investment advisers or any other non-public information that a reasonable investor would likely consider important in making his or her investment decisions, including information that may have a material effect on an FT Fund's share price or net asset value.

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Covered Employees must keep confidential at all times any non-public information they may obtain about an FT Fund, including but not limited to information such as portfolio holdings, pricing or valuation of an FT Fund's portfolio holdings, recent or impending securities transactions by an FT Fund, activities of an FT Fund's investment advisers, offerings of new FT Funds, changes to investment minimums, closings of FT Funds, changes to investment personnel, FT Fund flow activity, and information on current or prospective FT Fund shareholders.

Short-Term Trading in Open-end FT Funds
Franklin Templeton discourages short-term or excessive trading, often referred to as "market timing," in shares of the open-end FT Funds. Covered Employees must be familiar with the "Frequent Trading Policy" or its equivalent described in the prospectus of each open-end FT Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of such policy. Accordingly, all Covered Employees must comply with the purpose and intent of each open-end FT Fund's Frequent Trading Policy or its equivalent and must not engage in any short-term or excessive trading in open-end FT Funds.

For open-end FT Funds within the Franklin Templeton Group of Funds, the Trade Control Team of each FT Fund's transfer agent will monitor trading activity in shares of the FT Funds by Covered Employees and will report any trading patterns or behaviors that may constitute short-term or excessive trading to the Code of Ethics Department. These reports will include descriptions of any actions taken and any sanctions or penalties imposed in response to such trading activity. This policy applies to the open-end FT Funds including those FT Funds purchased through a 401(k) plan, but does not apply to purchases and sales of money market funds.

2.5	Additional Prohibitions and Requirements for Access Persons and Portfolio Persons Initial Public Offerings

Access Persons are prohibited from investing in securities sold in an initial public offering or a secondary offering by an issuer except for offerings of securities made by closed-end FT Funds advised or sub-advised by Franklin Templeton.

Short Sales of Securities

Portfolio Persons are prohibited from selling short any security held by the FT Funds, including "short sales against the box." This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives.

Short Swing Rule

Portfolio Persons are subject to a short swing rule whereby they cannot profit from the purchase and sale or sale and purchase of any security within a 60 calendar day period, including transactions in derivatives and transactions that may occur in margin and option accounts. For purposes of this rule, profits will be determined based upon the maximum gain that could be realized on the purchases and sales (or sales and purchases) occurring during the 60 calendar day period. Please consult the Code of Ethics Department about how profits are calculated for purposes of this rule.

Disclosure of Interest in Securities

Portfolio Persons are required to disclose any interest they have in the securities of an issuer if they are involved in either analysis or investment decisions related to the issuer. Portfolio Persons must re-disclose any such interest if they participate in later recommendations or investment decisions related to the issuer.

Portfolio Persons must also disclose any personal transactions they are contemplating in the securities referenced above, any position they hold with the issuer and any proposed business relationship between the issuer and the Portfolio Person or any party in which the Portfolio Person has a significant interest.

The disclosures above must be made to their Chief Investment Officer and /or Director of Research.

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2.6      Reporting Requirements

All Covered Employees must complete an Initial Code of Ethics Certification no later than 10 calendar days after the date the person is notified by a member of the Human Resources Department of the requirement to do so. Additionally, by February 15th of each subsequent year they must complete an annual certification that they have complied with and will comply with the Policy.

Access Persons must also file an Initial Broker Accounts Certification and Initial Holdings Certification no later than 10 calendar days after the date the person is notified by a member of the Human Resources Department of the requirement to do so. Additionally, by February 15th of each subsequent year, Access Persons must file a then current annual report of all personal securities accounts and securities holdings and must certify that they have complied with and will comply with the Policy.

On a quarterly basis, and no later than 30 calendar days after the end of each calendar quarter, every Access Person must report all transactions in securities covered by this Policy, except for those executed through an Automatic Investment Plan or that would duplicate information already provided in broker confirmations or statements sent to the Code of Ethics Department directly from the broker.

No later than 30 calendar days after the calendar quarter, Access Persons must report any account established in which any securities were held during that calendar quarter.

2.7      Pre-Clearance Requirements

Pre-Clearance of Securities Transactions

Access Persons must obtain pre-clearance from the Code of Ethics Department before buying or selling any security (other than those not requiring pre-clearance, a full list of which is available from the Code of Ethics Department) and are always prohibited from executing transactions in a security if aware that the FT Funds or Client Accounts are active or contemplate being active in the security (even if the transactions have been pre-cleared). Pre-clearance requests should be submitted via PTA.

Private Investments and Limited Offerings

Access Persons must obtain pre-clearance from the Code of Ethics Department before investing in a private placement or purchasing other securities in a limited offering. For example, investments in private or unregistered funds (i.e., hedge funds) are required to be pre-cleared under the Policy.

Discretionary Accounts
Transactions in discretionary accounts do not need to be pre-cleared if satisfactory evidence has been provided to the Code of Ethics Department that sole investment discretion has been granted to an investment manager. The Access Person must certify initially and annually thereafter that they do not have investment control of the account other than the right to terminate. If the Access Person makes, or participates in, an investment decision for an account that has been reported as discretionary, transactions related to that decision must be pre-cleared. If there is any uncertainty about whether a particular account would be deemed discretionary for purposes of the Policy, please consult the Code of Ethics Department.

Exemptions from Pre-Clearance

Certain types of securities and transactions are exempt from pre-clearance requirements. Examples of these types of securities and transactions include, but are not limited to, shares issued by FRI; shares of open-end and closed-end funds (including the FT Funds); shares of ETFs; government obligations and transactions effected pursuant to dividend reinvestment plans. In addition, transactions in small quantities of securities (e.g., in the case of equity securities, 500 shares within a 30 calendar day period) are not required to be pre-cleared. Please consult the Code of Ethics Department for further information about the types of securities and transactions that are exempt from the pre-clearance requirements of the Policy.

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"Intent" Is Important

While pre-clearance of Access Persons' transactions is a cornerstone of Franklin Templeton's compliance efforts, it cannot detect inappropriate or illegal transactions where the intent conflicts with the principles of the Policy. Thus, the fact that a proposed transaction received pre-clearance is not a defense against a charge of violating the Policy or the securities laws. For example, even if an Access Person received pre-clearance for a transaction, that transaction might constitute front-running if it occurred shortly before a transaction by an FT Fund or Client Account that the Access Person was aware of. In cases like this, the intent may not be evident when a particular transaction request is analyzed for pre-clearance.

2.8      Requirements for Independent Directors

Pre-clearance and Reporting Requirements

An Independent Director is subject to the pre-clearance and transaction reporting requirements of the Policy only if such Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director's transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account. The pre-clearance and reporting requirements of the Policy do not apply to securities transactions conducted in an account where an Independent Director has granted full investment discretion to a brokerage firm, bank or investment adviser or conducted in a trust account in which the trustee has full investment discretion. Independent Directors are not required to disclose any securities holdings or brokerage accounts, including brokerage accounts where he/she has granted discretionary authority to a brokerage firm, bank or investment adviser.

Initial and Annual Acknowledgment Reports

An Independent Director must complete and return an executed Acknowledgment Form to the Code of Ethics Department no later than 10 calendar days after the date the person becomes an Independent Director. Independent Directors will be asked to certify by February 15th of each year that they have complied with and will comply with the Policy by filing the Acknowledgment Form with the Code of Ethics Department.

SECTION 3. INSIDER TRADING

3.1      Policy on Insider Trading
Insider trading, or trading on material non-public information, is against the law and penalties are severe, both for individuals involved in such unlawful conduct and their employers. No Covered Employee may (1) trade, either personally or on behalf of the FT Funds or Client Accounts, while in possession of material non-public information, or (2) communicate material non-public information to others.

Material non-public information may be obtained by many means, both in connection with a Covered Employee's job functions (e.g., from meetings with company executives or consultations with expert networks) or independent of the Covered Employee's employment or relationship with Franklin Templeton (e.g., from friends or relatives).

Before trading for themselves or others (including FT Funds and Client Accounts) in the securities of a company about which a Covered Employee potentially may have material non-public information, the Covered Employee should consider the following questions:

•
First, is the information material? Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information to be important in making his or her investment decision, or if it is reasonably certain to have a substantial effect on the price of the company's securities.

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•
Second, is the information non-public? Information is non-public until it has been effectively communicated to the marketplace. For example, information in a report filed with the U.S. Securities and Exchange Commission, or that appears in a publication of general circulation (e.g., The Wall Street Journal or Reuters) would be considered public. If the information has been obtained from someone who is betraying an obligation not to share the information (e.g., a company insider), that information is very likely to be non-public.

If, after consideration of these questions, the Covered Employee believes that the information that they have about a company may be material and non-public, or if the Covered Employee has questions as to whether the information is material or non-public, he or she must report the matter immediately to the designated Compliance Officer or Legal Department. In addition, the Covered Employee must not purchase or sell any securities issued by such company on behalf of themselves or others (including on behalf of any FT Fund or Client Account), or communicate the information inside or outside Franklin Templeton.

The Compliance Officer will promptly contact the Legal Department for advice. After review of the facts, the Legal Department or Compliance Officer will provide instructions to the Covered Employee. If the information in the Covered Employee's possession is determined to be material and non-public, the Covered Employee is required to keep the information confidential and secure. Those securities for which the Covered Employee has material nonpublic information will be placed on restricted trading lists for a timeframe determined by the Compliance Officer.

SECTION 4. RELATED POLICIES AND REQUIREMENTS

4.1       Statement on Other Policies and Requirements

In addition to the Policy, Covered Employees are required to observe the applicable policies and procedures prescribed in the Code of Ethics and Business Conduct, the policies contained in the U.S. and non-U.S. employee handbooks (as applicable), and various other policies adopted by Franklin Templeton.

SECTION 5. ADMINISTRATION OF THE POLICY, WAIVERS & REPORTING VIOLATIONS

5.1       Code of Ethics Committee; Reporting to FT Fund Boards

The Code of Ethics Committee is responsible for the administration of the Policy and provides oversight of compliance with the personal trading requirements of the Policy. Among other things, the Committee has the authority and responsibility to review the Policy periodically, review sanction guidelines for violations of the Policy and review trading violations and waivers granted.

At least annually, the Franklin Templeton Fund Boards will be provided with a report describing any issues arising under the Policy.

5.2       Violations of the Policy

A Covered Employee that violates this Policy will be sanctioned in a manner commensurate with the violation. Prescribed sanctions range from reminder memos for a first time failure to pre-clear a transaction that would have been approved to the immediate sale of positions, disgorgement of profits, personal trading suspensions and other sanctions, up to and including termination and reporting to regulatory authorities for more serious violations.

5.3       Waivers of the Policy

The Director of Global Compliance or the Chief Compliance Officer may, in his or her discretion, waive compliance by any Covered Employee with the provisions of the Policy, if he or she finds that such a waiver:

(1)	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

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(2)	will not be inconsistent with the purposes and objectives of the Policy;

(3)	will not adversely affect the interests of the FT Funds or Client Accounts or the interests of Franklin Templeton; and

(4)	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver will be in writing, will contain a statement of the basis for it, and any waivers granted by the Chief Compliance Officer of the relevant investment adviser will be reported to the Director of Global Compliance.

5.4       Reporting Violations

Covered Employees are required to report violations of the Policy or the related Procedures, whether by themselves or by others.

Franklin Templeton is dedicated to providing Covered Employees with the means and opportunity to report violations of the Policy or the related Procedures, or other instances of wrongdoing, or any concerns they may have regarding ethical violations or accounting, internal control or auditing matters, including fraud. Several means are provided by which reports can be made including:

Compliance and Ethics Hotline:	1-800-636-6592	http://intranet/codeofethics/hotline/op principles.htm
Funds Compliance Hotline:	1-888-678-8852	http://intranet/codeofethics/hotline/op principles.htm
Corporate Ombudsman:	1-650-312-2832	http://intranet/codeofethics/ombudsman/index.htm

Franklin Templeton will not allow retaliation against any Covered Employee who has submitted a report of a violation of the Policy or the related Procedures in good faith.

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Appendix

	Covered Employees	Access Persons	Portfolio Persons	Independent Directors
Prohibited Activities (Section 1.3)	X	X	X	X
Prohibited Transactions and Other Requirements (Sections 2.4 and 2.5)
Prohibition on Trading Activity that Conflicts with FT Funds or Client Accounts	X	X	X	X
Prohibition on Short Sales of FRI and Closed-end FT Funds	X	X	X	X
Trading in Shares of the FT Funds When in Possession of Material Non-Public Information	X	X	X	X
Short-Term Trading in Open-end FT Funds	X	X	X	X
Prohibition on Investments in Initial Public Offerings		X	X
Prohibition on Short Sales of All Securities			X
Short Swing Rule			X
Disclosure of Interest in Securities			X
Reporting Requirements (Section 2.6)
Initial Certification/Acknowledgment	X	X	X	X
Initial Disclosure of Accounts and Holdings		X	X
Annual Disclosure of Accounts and Holdings		X	X
Annual Certification of Compliance	X	X	X	X
Quarterly Disclosure of Transactions		X	X	X*
Quarterly Disclosure of New Accounts		X	X
Pre-Clearance Requirements (Section 2.7)		X	X	X*
Insider Trading (Section 3)	X	X	X	X
Requirement to Report Violations (Section 5.4)	X	X	X	X

*Only applicable if the Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director's transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account.

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FRANKLIN ADVISERS, INC.

PROXY VOTING POLICIES & PROCEDURES

RESPONSIBILITY OF INVESTMENT MANAGER TO VOTE PROXIES

Franklin Advisers, Inc. (hereinafter “Investment Manager”) has delegated its administrative duties with respect to voting proxies for equity securities to the Proxy Group within Franklin Templeton Companies, LLC (the “Proxy Group”), a wholly-owned subsidiary of Franklin Resources, Inc. Franklin Templeton Companies, LLC provides a variety of general corporate services to its affiliates, including but not limited to legal and compliance activities. Proxy duties consist of analyzing proxy statements of issuers whose stock is owned by any client (including both investment companies and any separate accounts managed by Investment Manager) that has either delegated proxy voting administrative responsibility to Investment Manager or has asked for information and/or recommendations on the issues to be voted.

The Proxy Group will process proxy votes on behalf of, and Investment Manager votes proxies solely in the best interests of, separate account clients Investment Manager-managed mutual fund shareholders, or Undertakings for the Collective Investment of Transferable Securities (“UCITS”) that have properly delegated such responsibility in writing, or, where employee benefit plan assets subject to the Employee Retirement Income Security Act of 1974, as amended, are involved (“ERISA accounts”), in the best interests of the plan participants and beneficiaries (collectively, “Advisory Clients”), unless (i) the power to vote has been specifically retained by the named fiduciary in the documents in which the named fiduciary appointed the Investment Manager or (ii) the documents otherwise expressly prohibit the Investment Manager from voting proxies. The Investment Manager recognizes that the exercise of voting rights on securities held by ERISA plans for which the Investment Manager has voting responsibility is a fiduciary duty that must be exercised with care, skill, prudence and diligence. The Investment Manager will inform Advisory Clients that have not delegated the voting responsibility but that have requested voting advice about Investment Manager’s views on such proxy votes. The Proxy Group also provides these services to other advisory affiliates of Investment Manager.

The Investment Manager has adopted and implemented proxy voting policies and procedures that it believes are reasonably designed to ensure that proxies are voted in the best interest of Advisory Clients in accordance with its fiduciary duties and rule 206(4)-6 under the Investment Advisers Act of 1940. To the extent that the Investment Manager has a subadvisory agreement with an affiliated investment manager (the “Affiliated Subadviser”) with respect to a particular Advisory Client, the Investment Manager may delegate proxy voting responsibility to the Affiliated Subadviser. The Investment Manager’s Proxy Voting Policies and Procedures are substantially similar to those of its affiliated investment managers.

HOW INVESTMENT MANAGER VOTES PROXIES

Fiduciary Considerations

All proxies received by the Proxy Group will be voted based upon Investment Manager’s instructions and/or policies. To assist it in analyzing proxies, Investment Manager subscribes to Institutional Shareholder Services Inc. (“ISS”), an unaffiliated third party corporate governance research service that provides in-depth analyses of shareholder meeting agendas and vote recommendations. In addition, the Investment Manager subscribes to ISS’s Proxy Voting Service and Vote Disclosure Service. These services include receipt of proxy ballots, working with custodian banks, account maintenance, executing votes, ballot reconciliation, maintaining vote records, providing comprehensive reporting and vote disclosure services. Also, Investment Manager subscribes to Glass, Lewis & Co., LLC (“Glass Lewis”), an unaffiliated third party analytical research firm, to receive analyses and vote recommendations on the shareholder meetings of publicly held U.S. companies, as well as a limited subscription to its international research. Although ISS’s and/or Glass Lewis’s analyses are thoroughly reviewed and considered in making a final voting decision, Investment Manager does not consider recommendations from ISS, Glass Lewis, or any other third party to be determinative of Investment Manager’s ultimate decision. As a matter of policy, the officers, directors and employees of Investment Manager and the Proxy Group will not be influenced by outside sources whose interests conflict with the interests of Advisory Clients

Conflicts of Interest
All conflicts of interest will be resolved in the interests of the Advisory Clients Investment Manager is an affiliate of a large, diverse financial services firm with many affiliates and makes its best efforts to avoid conflicts of interest. However, conflicts of interest can arise in situations where:

1.	The issuer is a client1 of Investment Manager or its affiliates;

2.	The issuer is a vendor whose products or services are material or significant to the business of Investment Manager or its affiliates;

3.
The issuer is an entity participating to a material extent in the distribution of proprietary investment products advised, administered or sponsored by Investment Manager or its affiliates (e.g., a broker, dealer or bank);2

4.	The issuer is a significant executing broker dealer; 3

5.	An Access Person4 of Investment Manager or its affiliates also serves as a director or officer of the issuer;

6.
A director or trustee of Franklin Resources, Inc. or any of its subsidiaries or of a Franklin Templeton investment product, or an immediate family members of such director or trustee, also serves as an officer or director of the issuer; or

1 For purposes of this section, a “client” does not include underlying investors in a commingled trust, Canadian pooled fund, or other pooled investment vehicle managed by the Investment Manager or its affiliates. Sponsors of funds sub-advised by Investment Manager or its affiliates will be considered a “client.”

2 The top 40 distributors (based on aggregate gross sales) will be considered to present a potential conflict of interest. In addition, any insurance company that has entered into a participation agreement with a Franklin Templeton entity to distribute the Franklin Templeton Variable Insurance Products Trust or other variable products will be considered to present a potential conflict of interest.

3 The top 40 executing broker-dealers (based on gross brokerage commissions and client commissions) will be considered to present a potential conflict of interest.

4 “Access Person” shall have the meaning provided under the current Code of Ethics of Franklin Resources, Inc.

5 The term “immediate family member” means a person’s spouse; child residing in the person’s household (including step and adoptive children); and any dependent of the person, as defined in Section 152 of the Internal Revenue Code (26 U.S.C. 152).

7.	The issuer is Franklin Resources, Inc. or any of its proprietary investment products that are offered to the public as a direct investment.
Nonetheless, even though a potential conflict of interest exists, the Investment Manager may vote in opposition to the recommendations of an issuer’s management even if contrary to the recommendations of a third party proxy voting research provider. If management has made no recommendations, the Proxy Group may defer to the voting instructions of the Investment Manager.

Material conflicts of interest are identified by the Proxy Group based upon analyses of client, distributor, broker dealer and vendor lists, information periodically gathered from directors and officers, and information derived from other sources, including public filings The Proxy Group gathers and analyzes this information on a best efforts basis, as much of this information is provided directly by individuals and groups other than the Proxy Group, and the Proxy Group relies on the accuracy of the information it receives from such parties.

In situations where a material conflict of interest is identified between the Investment Manager or one of its affiliates and an issuer, the Proxy Group may defer to the voting recommendation of ISS, Glass Lewis, or those of another independent third party provider of proxy services or send the proxy directly to the relevant Advisory Clients with the Investment Manager’s recommendation regarding the vote for approval.

Where the Proxy Group refers a matter to an Advisory Client, it may rely upon the instructions of a representative of the Advisory Client, such as the board of directors or trustees, a committee of the board, or an appointed delegate in the case of a U. S registered mutual fund, the conducting officer in the case of an open-ended collective investment scheme formed as a Société d'investissement a capital variable (SICAV), the Independent Review Committee for Canadian investment funds, or a plan administrator in the case of an employee benefit plan. The Proxy Group may determine to vote all shares held by Advisory Clients in accordance with the instructions of one or more of the Advisory Clients.

The Investment Manager may also decide whether to vote proxies for securities deemed to present conflicts of interest that are sold following a record date, but before a shareholder meeting date. The Investment Manager may consider various factors in deciding whether to vote such proxies, including Investment Manager’s long-term view of the issuer’s securities for investment, or it may defer the decision to vote to the applicable Advisory Client.

Where a material conflict of interest has been identified, but the items on which the Investment Manager’s vote recommendations differ from Glass Lewis, ISS, or another independent third party provider of proxy services relate specifically to (1) shareholder proposals regarding social or environmental issues, (2) “Other Business” without describing the matters that might be considered, or (3) items the Investment Manager wishes to vote in opposition to the recommendations of an issuer’s management, the Proxy Group may defer to the vote recommendations of the Investment Manager rather than sending the proxy directly to the relevant Advisory Clients for approval.

To avoid certain potential conflicts of interest, the Investment Manager will employ echo voting, if possible, in the following instances: (1) when a Franklin Templeton registered investment company i nests in an underlying fund in reliance on any one of Sections 12(d)(1)(E), (F), or (G) of the Investment Company Act of 1940, as amended, (“1940 Act”), the rules thereunder, or pursuant to a U.S. Securities and Exchange Commission (“SEC”) exemptive order thereunder; (2) when a Franklin Templeton registered investment company invests uninvested cash in affiliated money market funds pursuant to the rules under the 1940 Act or any exemptive orders thereunder (“cash sweep arrangement”); or (3) when required pursuant to the fund’s governing documents or applicable law. Echo voting means that the Investment Manager will vote the shares in the same proportion as the vote of all of the other holders of the fund’s shares.

Weight Given Management Recommendations
One of the primary factors Investment Manager considers when determining the desirability of investing in a particular company is the quality and depth of that company’s management. Accordingly, the recommendation of management on any issue is a factor that Investment Manager considers in determining how proxies should be voted. However, Investment Manager does not consider recommendations from management to be determinative of Investment Manager’s ultimate decision. As a matter of practice, the votes with respect to most issues are cast in accordance with the position of the company’s management. Each issue, however, is considered on its own merits, and Investment Manager will not support the position of a company’s management in any situation where it determines that the ratification of management’s position would adversely affect the investment merits of owning that company’s shares.

THE PROXY GROUP

The Proxy Group is part of the Franklin Templeton Companies, LLC Legal Department and is overseen by legal counsel. Full-time staff members are devoted to proxy voting administration and oversight and providing support and assistance where needed. On a daily basis, the Proxy Group will review each proxy upon receipt as well as any agendas, materials and recommendations that they receive from ISS, Glass Lewis, or other sources. The Proxy Group maintains a log of all shareholder meetings that are scheduled for companies whose securities are held by Investment Manager’s managed funds and accounts. For each shareholder meeting, a member of the Proxy Group will consult with the research analyst that follows the security and provide the analyst with the agenda, ISS and/or Glass Lewis analyses, recommendations and any other information provided to the Proxy Group. Except in situations identified as presenting material conflicts of interest, Investment Manager’s research analyst and relevant portfolio manager(s) are responsible for making the final voting decision based on their review of the agenda, ISS and/or Glass Lewis analyses, proxy statements, their knowledge of the company and any other information publicly available. In situations where the Investment Manager has not responded with vote recommendations to the Proxy Group by the deadline date, the Proxy Group may defer to the vote recommendations of an independent third party provider of proxy services. Except in cases where the Proxy Group is deferring to the voting recommendation of an independent third party service provider, the Proxy Group must obtain voting instructions from Investment Manager’s research analyst, relevant portfolio manager(s), legal counsel and/or the Advisory Client prior to submitting the vote. In the event that an account holds a security that the Investment Manager did not purchase on its behalf, and the Investment Manager does not normally consider the security as a potential investment for other accounts, the Proxy Group may defer to the voting recommendations of an independent third party service provider or take no action on the meeting.

GENERAL PROXY VOTING GUIDELINES

Investment Manager has adopted general guidelines for voting proxies as summarized below. In keeping with its fiduciary obligations to its Advisory Clients, Investment Manager reviews all proposals, even those that may be considered to be routine matters. Although these guidelines are to be followed as a general policy, in all cases each proxy and proposal will be considered based on the relevant facts and circumstances. Investment Manager may deviate from the general policies and procedures when it determines that the particular facts and circumstances warrant such deviation to protect the best interests of the Advisory Clients These guidelines cannot provide an exhaustive list of all the issues that may arise nor can Investment Manager anticipate all future situations Corporate governance issues are diverse and continually evolving and Investment Manager devotes significant time and resources to monitor these changes.

INVESTMENT MANAGER’S PROXY VOTING POLICIES AND PRINCIPLES

Investment Manager’s proxy voting positions have been developed based on years of experience with proxy voting and corporate governance issues. These principles have been reviewed by various members of Investment Manager’s organization, including portfolio management, legal counsel, and Investment Manager’s officers The Board of Directors of Franklin Templeton’s U.S.-registered mutual funds will approve the proxy voting policies and procedures annually.

The following guidelines reflect what Investment Manager believes to be good corporate governance and behavior:

Board of Directors: The election of directors and an independent board are key to good corporate governance. Directors are expected to be competent individuals and they should be accountable and responsive to shareholders Investment Manager supports an independent board of directors, and prefers that key committees such as audit, nominating, and compensation committees be comprised of independent directors Investment Manager will generally vote against management efforts to classify a board and will generally support proposals to declassify the board of directors Investment Manager will consider withholding votes from directors who have attended less than 75% of meetings without a valid reason. While generally in favor of separating Chairman and CEO positions, Investment Manager will review this issue on a case-by-case basis taking into consideration other factors including the company’s corporate governance guidelines and performance. Investment Manager evaluates proposals to restore or provide for cumulative voting on a case-by-case basis and considers such factors as corporate governance provisions as well as relative performance. The Investment Manager generally will support non-binding shareholder proposals to require a majority vote standard for the election of directors; however, if these proposals are binding, the Investment Manager will give careful review on a case-by-case basis of the potential ramifications of such implementation.

In the event of a contested election, the Investment Manager will review a number of factors in making a decision including management’s track record, the company’s financial performance, qualifications of candidates on both slates, and the strategic plan of the dissidents.

Ratification of Auditors: Investment Manager will closely scrutinize the independence, role, and performance of auditors On a case-by-case basis, Investment Manager will examine proposals relating to non-audit relationships and non-audit fees. Investment Manager will also consider, on a case-by-case basis, proposals to rotate auditors, and will vote against the ratification of auditors when there is clear and compelling evidence of a lack of independence, accounting irregularities or negligence attributable to the auditors. The Investment Manager may also consider whether the ratification of auditors has been approved by an appropriate audit committee that meets applicable composition and independence requirements.

Management & Director Compensation: A company’s equity-based compensation plan should be in alignment with the shareholders’ long-term interests Investment Manager believes that executive compensation should be directly linked to the performance of the company. Investment Manager evaluates plans on a case-by-case basis by considering several factors to determine whether the plan is fair and reasonable. Investment Manager reviews the ISS quantitative model utilized to assess such plans and/or the Glass Lewis evaluation of the plan. Investment Manager will generally oppose plans that have the potential to be excessively dilutive, and will almost always oppose plans that are structured to allow the repricing of underwater options, or plans that have an automatic share replenishment “evergreen” feature. Investment Manager will generally support employee stock option plans in which the purchase price is at least 85% of fair market value, and when potential dilution is 10% or less.

Severance compensation arrangements will be reviewed on a case-by-case basis, although Investment Manager will generally oppose “golden parachutes” that are considered excessive. Investment Manager will normally support proposals that require that a percentage of directors’ compensation be in the form of common stock, as it aligns their interests with those of the shareholders.

Investment Manager will review non-binding say-on-pay proposals on a case-by-case basis, and will generally vote in favor of such proposals unless compensation is misaligned with performance and/or shareholders’ interests, the company has not provided reasonably clear disclosure regarding its compensation practices, or there are concerns with the company’s remuneration practices.

Anti-Takeover Mechanisms and Related Issues: Investment Manager generally opposes anti-takeover measures since they tend to reduce shareholder rights. However, as with all proxy issues, Investment Manager conducts an independent review of each anti -takeover proposal. On occasion, Investment Manager may vote with management when the research analyst has concluded that the proposal is not onerous and would not harm Advisory Clients interests as stockholders. Investment Manager generally supports proposals that require shareholder rights plans (“poison pills”) to be subject to a shareholder vote. Investment Manager will closely evaluate shareholder rights’ plans on a case-by-case basis to determine whether or not they warrant support. Investment Manager will generally vote against any proposal to issue stock that has unequal or subordinate voting rights. In addition, Investment Manager generally opposes any supermajority voting requirements as well as the payment of “greenmail.” Investment Manager usually supports “fair price” provisions and confidential voting. The Investment Manager will review a company’s proposal to reincorporate to a different state or country on a case-by-case basis taking into consideration financial benefits such as tax treatment as well as comparing corporate governance provisions and general business laws that may result from the change in domicile.

Changes to Capital Structure: Investment Manager realizes that a company’s financing decisions have a significant impact on its shareholders, particularly when they involve the issuance of additional shares of common or preferred stock or the assumption of additional debt. Investment Manager will carefully review, on a case-by-case basis, proposals by companies to increase authorized shares and the purpose for the increase. Investment Manager will generally not vote in favor of dual-class capital structures to increase the number of authorized shares where that class of stock would have superior voting rights. Investment Manager will generally vote in favor of the issuance of preferred stock in cases where the company specifies the voting, dividend, conversion and other rights of such stock and the terms of the preferred stock issuance are deemed reasonable. Investment Manager will review proposals seeking preemptive rights on a case-by-case basis.

Mergers and Corporate Restructuring: Mergers and acquisitions will be subject to careful review by the research analyst to determine whether they would be beneficial to shareholders. Investment Manager will analyze various economic and strategic factors in making the final decision on a merger or acquisition. Corporate restructuring proposals are also subject to a thorough examination on a case-by-case basis.

Environmental, Social and Governance Issues: As a fiduciary, Investment Manager is primarily concerned about the financial interests of its Advisory Clients. Investment Manager will generally give management discretion with regard to social, environmental and ethical issues although

Investment Manager may vote in favor of those issues that are believed to have significant economic benefits or implications. Investment Manager generally supports the right of shareholders to call special meetings and act by written consent. However, Investment Manager will review such shareholder proposals on a case-by-case basis in an effort to ensure that such proposals do not disrupt the course of business or waste company resources for the benefit of a small minority of shareholders. The Investment Manager will consider supporting a shareholder proposal seeking disclosure and greater board oversight of lobbying and corporate political contributions if Investment Manager believes that there is evidence of inadequate oversight by the company’s board, if the company’s current disclosure is significantly deficient, or if the disclosure is notably lacking in comparison to the company’s peers. The Investment Manager will consider on a case-by-case basis any well-drafted and reasonable proposals for proxy access considering such factors as the size of the company, ownership thresholds and holding periods, responsiveness of management, intentions of the shareholder proponent, company performance, and shareholder base.

Global Corporate Governance: Investment Manager manages investments in countries worldwide. Many of the tenets discussed above are applied to Investment Manager’s proxy voting decisions for international investments. However, Investment Manager must be flexible in these worldwide markets. Principles of good corporate governance may vary by country, given the constraints of a country’s laws and acceptable practices in the markets. As a result, it is on occasion difficult to apply a consistent set of governance practices to all issuers. As experienced money managers, Investment Manager’s analysts are skilled in understanding the complexities of the regions in which they specialize and are trained to analyze proxy issues germane to their regions.

PROXY PROCEDURES

The Proxy Group is fully cognizant of its responsibility to process proxies and maintain proxy records pursuant to SEC and Canadian Securities Administrators (“CSA”) rules and regulations. In addition, Investment Manager understands its fiduciary duty to vote proxies and that proxy voting decisions may affect the value of shareholdings. Therefore, Investment Manager will generally attempt to process every proxy it receives for all domestic and foreign securities. However, there may be situations in which Investment Manager may be unable to vote a proxy, or may chose not to vote a proxy, such as where: (i) proxy ballot was not received from the custodian bank; (ii) a meeting notice was received too late; (iii) there are fees imposed upon the exercise of a vote and it is determined that such fees outweigh the benefit of voting; (iv) there are legal encumbrances to voting, including blocking restrictions in certain markets that preclude the ability to dispose of a security if Investment Manager votes a proxy or where Investment Manager is prohibited from voting by applicable law or other regulatory or market requirements, including but not limited to, effective Powers of Attorney; (v) the Investment Manager held shares on the record date but has sold them prior to the meeting date; (vi) proxy voting service is not offered by the custodian in the market; (vii) the Investment Manager believes it is not in the be interest of the Advisory Client to vote the proxy for any other reason not enumerated herein; or (viii) a security is subject to a securities lending or similar program that has transferred legal title to the security to another person. Investment Manager or its affiliates may, on behalf of one or more of the proprietary registered investment companies advised by Investment Manager or its affiliates, determine to use its best efforts to recall any security on loan where Investment Manager or its affiliates (a) learn of a vote on a material event that may affect a security on loan and (b) determine that it is in the best interests of such proprietary registered investment companies to recall the security for voting purposes. Investment Managers will not generally make such efforts on behalf of other Advisory Clients, or notify such Advisory Clients or their custodians that Investment Manager or its affiliates has learned of such a vote.

There may be instances in certain non-U.S. markets where split voting is not allowed. Split voting occurs when a position held within an account is voted in accordance with two differing instructions.

Some markets and/or issuers only allow voting on an entire position and do not accept split voting. In certain races, when more than one Franklin Templeton Investment Manager has accounts holding shares of an issuer that are held in an omnibus structure, the Proxy Group will seek direction from an appropriate representative of the Advisory Client with multiple Investment Managers (such as the conducting officer in the case of an open-ended collective investment scheme formed as a Société d'investissement à capital variable (SICAV)), or the Proxy Group will submit the vote based on the voting instructions provided by the Investment Manager with accounts holding the greatest number of shares of the security within the omnibus structure.

Investment Manager may vote against an agenda item where no further information is provided, particularly in non-U.S. markets. For example, if “Other Business” is listed on the agenda with no further information included in the proxy materials, Investment Manager may vote against the item to send a message to the company that if it had provided additional information, Investment Manager may have voted in favor of that item. Investment Manager may also enter a “withhold” vote on the election of certain directors from ti me to time based on individual situations, particularly where Investment Manager is not in favor of electing a director and there is no provision for voting against such director.

If several issues are bundled together in a single voting item, the Investment Manager will assess the total benefit to shareholders and the extent that such issues should be subject to separate voting proposals.

The following describes the standard procedures that are to be fof lowed with respect to carrying out Investment Manager’s proxy policy:

1.
The Proxy Group will identify all Advisory Clients, maintain a list of those clients, and indicate those Advisory Clients who have delegated proxy voting authority in writing to the Investment Manager. The Proxy Group will periodically review and update this list. If the agreement with an Advisory Client permits the Advisory Client to provide instructions to the Investment Manager regarding how to vote the client’s shares, the Investment Manager will make a best-efforts attempt to vote per the Advisory Client’s instructions.

2.	All relevant information in the proxy materials received (e.g., the record date of the meeting) will be recorded promptly by the Proxy Group in a database to maintain control over such materials.

3.
The Proxy Group will review and compile information on each proxy upon receipt of any agendas, materials, reports, recommendations from ISS and/or Glass Lewis, or other information. The Proxy Group will then forward this information to the appropriate research analyst for review and voting instructions.

4.
In determining how to vote, Investment Manager’s analysts and relevant portfolio manager(s) will consider the General Proxy Voting Guidelines set forth above, their in-depth knowledge of the company, any readily available information and research about the company and its agenda items, and the recommendations put forth by ISS, Glass Lewis, or other independent third party providers of proxy services.

5.
The Proxy Group is responsible for maintaining the documentation that supports Investment Manager’s voting decision. Such documentation may include, but is not limited to, any information provided by ISS, Glass Lewis, or other proxy service providers and, with respect to an issuer that presents a potential conflict of interest, any board or audit committee memoranda describing the position it has taken. Additionally, the Proxy Group may include documentation obtained from the research analyst, portfolio manager and/or legal counsel; however, the relevant research analyst may, but is not required to, maintain additional documentation that was used or created as part of the analysis to reach a voting decision, such as certain financial statements of an issuer, press releases, or notes from discussions with an issuer’s management.

6.
After the proxy is completed but before it is returned to the issuer and/or its agent, the Proxy Group may review those situations including special or unique documentation to determine that the appropriate documentation has been created, including conflict of interest screening.

7.
The Proxy Group will make every effort to submit Investment Manager’s vote on all proxies to ISS by the cut-off date. However, in certain foreign jurisdictions or instances where the Proxy Group did not receive sufficient notice of the meeting, the Proxy Group will use its best efforts to send the voting instructions to ISS in time for the vote to be processed.

8.	With respect to proprietary products, the Proxy Group will file Powers of Attorney in all jurisdictions that require such documentation on a best efforts basis.

9.
The Proxy Group prepares reports for each Advisory Client that has requested a record of votes cast. The report specifies the proxy issues that have been voted for the Advisory Client during the requested period and the position taken with respect to each issue. The Proxy Group sends one copy to the Advisory Client, retains a copy in the Proxy Group’s files and forwards a copy to either the appropriate portfolio manager or the client service representative. While many Advisory Clients prefer quarterly or annual reports, the Proxy Group will provide reports for any timeframe requested by an Advisory Client.

10.
If the Franklin Templeton Services, LLC Global Trade Services learns of a vote on a potentially material event that may affect a security on loan from a proprietary registered investment company, Global Trade Services will notify Investment Manager. If the Investment Manager decides that the vote is material and it would be in the best interests of shareholders to recall the security, the Investment Manager will advise Global Trade Services to contact the custodian bank in an effort to retrieve the security. If so requested by Investment Manager, Global Trade Services shall use its best efforts to recall any security on loan and will use other practicable and legally enforceable means to ensure that Investment Manager is able to fulfill its fiduciary duty to vote proxies for proprietary registered investment companies with respect to such loaned securities. However, there can be no guarantee that the securities can be retrieved for such purposes. Global Trade Services will advise the Proxy Group of all recalled securities. Many Advisory Clients have entered into securities lending arrangements with agent lenders to generate additional revenue. Under normal circumstances, the Investment Manager will not make efforts to recall any security on loan for voting purposes on behalf of other Advisory Clients, or notify such clients or their custodians that the Investment Manager or its affiliates have learned of such a vote.

11.
The Proxy Group participates in Franklin Templeton Investment’s Business Continuity and Disaster Preparedness programs. The Proxy Group will conduct disaster recovery testing on a periodic basis in an effort to ensure continued operations of the Proxy Group in the event of a disaster. Should the Proxy Group not be fully operational, then the Proxy Group will instruct ISS to vote al all meetings immediately due per the recommendations of the appropriate third-party proxy voting service provider.

12.
The Proxy Group, in conjunction with Legal Staff responsible for coordinating Fund disclosure, on a timely basis, will file all required Form N-PXs, with respect to proprietary registered investment company clients, disclose that each fund’s proxy voting record is available on the Franklin Templeton web site, and will make available the information disclosed in each fund’s Form N-PX as soon as is reasonably practicable after filing Form N-PX with the SEC.

13.
The Proxy Group, in conjunction with Legal Staff responsible for coordinating Fund disclosure, will ensure that all required disclosure about proxy voting of the proprietary registered investment company clients is made in such clients’ disclosure documents.

14.	The Proxy Group is subject to periodic review by Internal Audit, compliance groups, and external auditors.

15.	The Proxy Group will review the guidelines of ISS and Glass Lewis, with special emphasis on the factors they use with respect to proxy voting recommendations.

16.	The Proxy Group will update the proxy voting policies and procedures as necessary for review and approval by legal, compliance, investment officers, and/or other relevant staff.

17.
The Proxy Group will familiarize itself with the procedures of ISS that govern the transmission of proxy voting information from the Proxy Group to ISS and periodically review how well this process is functioning. The Proxy Group, in conjunction with the compliance department, will conduct periodic due diligence reviews of ISS and Glass Lewis via on-site visits or by written questionnaires. The Investment Manager reviews the conflicts procedures of ISS and Glass Lewis as part of the periodic due diligence process. The Investment Manager also considers the independence of ISS and Glass Lewis on an on-going basis.

18.
The Proxy Group will investigate, or cause others to investigate, any and all instances where these Procedures have been violated or there is evidence that they are not being followed. Based upon the findings of these investigations, the Proxy Group, if practicable, will recommend amendments to these Procedures to minimize the likelihood of the reoccurrence of non-compliance.

19.	At least annually, the Proxy Group will verify that:
	a.	A sampling of proxies received by Franklin Templeton Investments has been voted in a manner consistent with the Proxy Voting Policies and Procedures;
	b.	A sampling of proxies received by Franklin Templeton Investments has been voted in accordance with the instructions of the Investment Manager;
	c.	Adequate disclosure has been made to clients and fund shareholders about the procedures and how proxies were voted in markets where such disclosures are required by law or regulation; and
	d.	Timely filings were made with applicable regulators, as required by law or regulation, related to proxy voting.

The Proxy Group is responsible for maintaining appropriate proxy voting records. Such records will include, but are not limited to, a copy of all materials returned to the issuer and/or its agent, the documentation described above, listings of proxies voted by issuer and by client, each written client request for proxy voting policies/records and the Investment Manager’s written response to any client request for such records, and any other relevant information. The Proxy Group may use an outside service such as ISS to support this recordkeeping function. All records will be retained for at least five years, the first two of which will be on-site. Advisory Clients may request copies of their proxy voting records by calling the Proxy Group collect at 1-954-527-7678, or by sending a written request to: Franklin Templeton Companies, LLC, 300 S.E. 2nd Street, Fort Lauderdale, FL 33301, Attention: Proxy Group. The Investment Manager does not disclose to third parties (other than ISS) the proxy voting records of its Advisory Clients, except to the extent such disclosure is required by applicable law or regulation or court order. Advisory Clients may review Investment Manager’s proxy voting policies and procedures on-line at www.franklintempleton.com and may request additional copies by calling the number above. For U.S. proprietary registered investment companies, an annual proxy voting record for the period ending June 30 of each year will be posted to www.franklintempleton.com no later than August 31 of each year. For proprietary Canadian mutual fund products, an annual proxy voting record for the period ending June 30 of each year will be posted to www.franklintempleton.com no later than August 31 of each year. The Proxy Group will periodically review web site posting and update the posting when necessary. In addition, the Proxy Group is responsible for ensuring that the proxy voting policies, procedures and records of the Investment Manager are available as required by law and is responsible for overseeing the filing of such policies, procedures and mutual fund voting records with the SEC, the CSA and other applicable regulators.

As of January 2, 2013

Best Execution

Minimizing transaction costs is a primary trading consideration. Since most fixed income securities trade in the over-the-counter markets, no set transaction costs or commissions are paid to broker-dealers. Consequently, the optimal way to lower transaction costs is to negotiate directly with those broker-dealers who have demonstrated a willingness to work with us in our effort to achieve best execution. We typically seek competitive bids/offerings from multiple broker-dealers on our approved broker list. The trade is usually placed with the broker offering the best price except when a dealer has an interested party prepared to pay a higher price than the market and is willing to accept a lower spread. With more than US$336 billion in assets under management, the Fixed Income Group can leverage its size to receive favorable pricing. However, we are mindful of the impact high-volume trading might have on the market and may execute trades in stages to minimize that impact.

CRC Procedure Summary Sheet

Date:	October 6, 2006
Name of Procedure (include Tracking #):	Fixed Income Allocation of Investment Opportunities and Appendix A Fixed Income Statement of Best Execution (F-59)
Date of Most Recent Revision:	October 6, 2006
Entities Affected:	Fixed Income Funds and various Franklin Templeton Advisers
Related Statute/Rule/ Release/No-Action:
Advisers Act Section 206 and 204-2; 1940 Act Section 17(d) and 17 (J), Rules 17D-1, and Rule 17j-1; SMC Capital Inc., SEC No-Action letter (September 5, 1995); Pretzel and Stouffer, SEC No-Action letter (December 1, 1995), Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (June 7, 2000).

Purpose of the Procedure:
Procedures relate to trade allocation for fixed income securities to ensure that buy and sell investment opportunities are allocated fairly and equitably among clients. Appendix A is the Statement of Best Execution. The Best Execution Policy was adopted (1) In order to achieve best execution, (2) to allow the broadest flexibility in determining dealers who may provide best execution; and (3) to be able to identify and resolve potential conflicts of interest in the coarse of seeking to achieve best execution.

Preventative Mechanism Utilized by the Procedures:
Education and training of trading and portfolio management personnel will be provided as part of the investment adviser compliance self assessment process. Methodologies and processes have been designed to allocate trades based on objective criteria. Exceptions outside the ordinary investment decision making process require documentation of allocation prior to submitting a trade order for execution.

Detective Mechanism Utilized by the Procedures:	Periodic and systematic review for deviations from standard allocation methodologies.
Corrective Mechanism Used by the Procedures:	Misallocations corrected in accordance with the Franklin Templeton Trade Error Correction Policy Guidelines.
Additional History or Background Notes (if any):	Related Policy; Trade Error Correction Policy Guidelines.

This summary provides a common format to quickly review the preventive, detective, and corrective mechanisms utilized by the procedures referenced in this summary document. For more detailed information, please refer to the procedures.

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © [2006]. All Rights Reserved

The Fixed Income Group does not engage in client commission arrangements (soft dollar arrangements), as no set commissions are paid to our trading partners due to the over-the-counter nature of the fixed income markets. However, the Fixed Income Group strives to secure the best combination of security price and intermediary value given the investment strategy and portfolio objectives, in compliance with the Franklin Templeton policy on best execution.

CRC Summary Sheet for
SEC Compliance Rule Policies and Procedures (“P&P”)

Date of P&P: (Enter the effective date of the revision or the effective date of the new p&p)	May 21, 2012
Name of SEC Compliance Rule P&P (include Tracking #):	Valuation and Pricing Conventions (F-24)
Scope of P&P	☒Global ☐U.S. ☐Canada ☐Europe
☐Asia ☐Latin America
External Approval	☒U.S. Fund Boards ☐IRC (Canada)
P&P Entity Owner	☐Investment Manager ☐Fund Principal Underwriter
☐Fund Transfer Agent ☐Fund Administrator  Other
U.S. Entities Affected:	All Funds.
U.S. Related Statute/ Rule/ Release/ No- Action:	1940 Act § 2(a)(41), Rule 2a-4.
Purpose of the Procedure	Valuation of portfolio securities, determination of liquidity, calculation and publication of net asset value (NAV).
Preventative Key Controls used by the P&P	1.	Procedures for pricing with and without market quotations.
	2.	Valuation and Liquidity Oversight Committee.
	3.	Board review of written procedures.
	4.	Portfolio managers are not voting member in the Valuation and Liquidity Oversight Committee.
	5.	Approval of Vendor Price Overrides by Supervisor or Manager.
	6.	Establishment of triggers on fair valuation.
	7.	Pricing Department monitoring of market events.
	8.	Procedures on liquidity detection.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

CONFIDENTIAL INFORMATION. This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © 2012. All Rights Reserved

Detective Key Controls used by the P&P:	1.	Board Report: “Analysis of Securities for which Market Quotations are Not Readily Available.”
	2.	Valuation and Liquidity Oversight Committee review and approval of fair valuations with minutes provided to Board.
	3.	Quarterly review of fair value methodologies.
	4.	Risk Assessment Package.
	5.	Notification and Escalation Procedures.
	6.	Monthly, quarterly and annual Board review of liquidity of Rule 144A securities.
	7.	Audits to assure that policies and procedures on NAV calculation, fair valuation and liquidity procedures are followed.
	8.	Quarterly Board reporting of NAV errors.
Corrective Key Controls used by the P&P	1.	Quarterly review of fair value methodologies.
	2.	Pricing Department:
		a.	Has responsibility to monitor the market proxies and to provide recommendations for changes and/or new market proxies; and
		b.	Performs quarterly refresh and review of historical data to determine if any refinements to proxies or trigger limits are necessary.
	3.	Risk Assessment Package.
	4.	Procedures for correction of material NAV errors and shareholder/Fund reimbursement.
U.S. Contacts	Steve Gunn, Chair-VLOC

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

CONFIDENTIAL INFORMATION. This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © 2012. All Rights Reserved

Additional History, Background Notes or related policies and procedures (if any):
Related Procedures: Rule 144A, Liquidity Determination Procedures. As part of its reporting responsibilities, the Valuation Liquidity Oversight Committee (VLOC) provides the Realization Report to the respective boards for their review. VLOC provides Post Market Closing Events Memo and NAV Impact Assessment (MLFV Metrics).

This round is for US Board approval, therefore, only items relevant to US funds are highlighted.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

CONFIDENTIAL INFORMATION. This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © 2012. All Rights Reserved

Supplement to CRC Summary Sheet
For Policies and Procedures under Non U.S. Scope

Scope/Non U.S. Region	☐Canada ☐Europe ☐Asia ☐Latin America ☒All
Non U.S. Entities Effected	All
Non U.S. Related Statue/Rule/Release/No Action:
Supplemental Preventative Key Controls used by the P&P	Same
Supplemental Detective Key Controls used by the P&P	Same
Supplemental Corrective Key Controls used by the P&P	Same
Non U.S. Contact	Steve Gunn, Chair-VLOC
Additional History, Background Notes or related policies and procedures (if any):	Same

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

CONFIDENTIAL INFORMATION. This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © 2012. All Rights Reserved

CRC Summary Sheet for
SEC Compliance Rule Policies and Procedures (“P&P”)

Effective Date	December 1, 2012
Name of P&P	Trade Error Correction Compliance Policy and Procedure, F20
Scope of P&P	☒Global-all countries
External Approvals Required	☒U.S. Fund Boards ☒ IRC (Canada)
U.S. Entities Affected	All SEC-registered Investment Advisers
U.S. Related Statute/Rule/ Release/ No-Action	The Investment Advisers Act of 1940 § 206
Purpose of the Procedure
To ensure trading errors affecting mutual fund and separate Account clients get identified and corrected expeditiously. Actions taken to correct trade errors will be conducted in a manner to avoid actual or potential conflicts of interest with FTI, its clients and fund shareholders.

Preventative Key Controls used by the P&P	1.	Education and training is provided to Trading and Portfolio Management personnel as part of the investment adviser compliance self assessment process.
2.
Charles River Investment Management System (CRIMS), an automated pre-trade and batch compliance tool, used to prevent trade errors in contravention of investment restriction limitations or regulatory and other requirements applicable to clients.

Detective Key Controls used by the P&P	1.	A Short Term Trade report is periodically generated from CRIMS by GIAC and is used to detect potential trade errors that were not otherwise reported in accordance with these procedures.
	2.	GIAC will periodically test for compliance with these key controls on an on-going basis, and Global Compliance Monitoring will determine what, if any, additional oversight testing may be appropriate.
3.
Any potential exceptions are reviewed with the appropriate Trading and Portfolio Management personnel. All violations and corrective actions noted are reported to the head of Global Compliance, the Fund’s Chief Compliance Officer, Chief Investment Officer of the respective Investment adviser, the Board of Directors, if applicable and GTOC.

This summary provides a common format to quickly review a high level summary of the preventive, detective, and corrective key controls used by the P&P referenced in this summary document. For more detailed information, please refer to the P&P itself.

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Rev July 2012

	4.	The Enterprise Risk Management Committee, as part of its overall role of assessing FTI’s risk management, may review trade error reports from time to time.
Corrective Key Controls used by the P&P	All trade errors will be corrected in accordance with the Franklin Templeton Trade Error Correction Compliance policy and Procedures.
U.S. Designated Primary Coordinating Business Unit and Contacts	Global Investment Adviser Compliance; All inquiries should be directed to the GIAC Account Notification Box.
Additional History, Background Notes or related policies and procedures (if any)	None

Supplement to CRC Summary Sheet
For [Global?] or Non-U.S. SEC Compliance Rule Policies and Procedures (“P&P”)

Scope/Non U.S. Region	☐Canada ☐Europe ☐Asia ☐Latin America ☒All
Non U.S. Entities Affected	None
Non U.S. Related Statue/Rule/Release/No Action	None
Supplemental Preventative Key Controls used by the P&P	None
Supplemental Detective Key Controls used by the P&P	None
Supplemental Corrective Key Controls used by the P&P	None
Non-U.S. Designated Primary Coordinating Business Unit and Contacts	None
Additional History, Background Notes or related policies and procedures (if any)	None

This summary provides a common format to quickly review a high level summary of the preventive, detective, and corrective key controls used by the P&P referenced in this summary document. For more detailed information, please refer to the P&P itself.

CONFIDENTIAL INFORMATION. This document is the proprietary product of Franklin Templeton Investments. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © 2012. All Rights Reserved.

Rev July 2012

CRC Summary Sheet for
SEC Compliance Rule Policies and Procedures (“P&P”)

Date of P&P: (Enter the effective date of the revision or the effective date of the new P&P)	June 1, 2008
Name of SEC Compliance Rule P&P (include Tracking #):	Franklin Templeton Investments Compliance Policy for Reviewing and Responding to Net Asset Value (NAV) Errors
Scope of P&P	☐Global ☒U.S. ☐Canada ☐Europe ☐Asia ☐Latin America
External Approval	☒U.S. Fund Boards ☐IRC (Canada)
P&P Entity Owner	☐Investment Manager ☐Fund Principal Underwriter
☐Fund Transfer Agent ☒Fund Administrator ☐Other
U.S. Entities Affected:	All Registered Funds.
U.S. Related Statute/ Rule/ Release/ No- Action:	1940 Act § 2(a) (41) and Rule 2a-4.
Purpose of the Procedure
To insure that all Net Asset Value (“NAV”) Errors affecting all Registered Funds be identified, corrected, and reported in a timely manner. For the purpose of this Policy, a material “Net Asset Value Error” is defined as one or more errors in the computation of net asset value, which, when considered cumulatively, result in a difference in the Net Asset Value of a Registered Fund by $0.01 per share or more.

Preventative Key Controls used by the P&P
1.   The NAV Accuracy and Timeliness Committee and Oversight Board

The Committee’s role is to enhance the accuracy of NAV and other information released daily, and to strengthen procedures and controls through increased oversight and improved communications between Franklin Templeton departments providing services to the Funds. The activities of the Committee are governed by an Oversight Board, which receives and reviews monthly reports and metrics from the Committee

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

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Rev 040808

The Committee’s objectives are to:
●	Provide oversight of the FTS Incident reporting process
●	Ensure proper evaluation of the internal control environment surrounding the prevention, detection and correction of Net Asset Value Errors
●	Provide a forum for proactively addressing issues and areas of risk that pose the potential of adverse impact on account accuracy or timeliness

2. FTS Incident Reporting Process-

The Fund Quality, Assurance, Reporting, and Compliance (“Fund QARC”) Manager and/or the Investment Operations Risk and Control Manager (“IORCM”), oversee the Incident Reporting Process.

An FTS Incident Memorandum, which outlines the specific details of the Net Asset Value Error (i.e. what should have happened and what actions were taken to prevent recurrence), is drafted by the Manager of the Responsible Business Unit(s) (“BU”)following detection of the error. The Incident Memo is then provided to the Fund QARC Manager and IORCM for ensuring a proper evaluation of the internal control environment that was in place at the time the incident occurred. Once the Fund QARC/IORCM review has been completed, the Incident Memo is sent to the Fund’s Treasurer for final approval.

The Fund QARC Manager and IORCM distribute a monthly Management Operating Report (“MOR”) to the NAV Accuracy and Timeliness Committee and FTS Management, which outlines the details of incidents reported during the period and relevant metrics to proactively address areas of risk and internal control enhancements within their Business Units.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

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Rev 040808

The Fund QARC Manager and/or the IORCM follow-up with the responsible BU(s) to ensure that any new internal controls implemented to address potential reoccurrence of the error are subsequently in place and operating as outlined in the Incident Memo.

Detective Key Controls used by the P&P
Detection of Net Asset Value Errors may occur in any of the various Compliance Policies and other procedures covering the complete range of activities for FTI processes. The Internal Controls governing the detection of potential errors related to these activities are detailed within each of those Policies and Procedures.

FTS BU Managers and Directors are responsible for the identification and reporting of detected Net Asset Value Errors. Once an error is detected, the Manager(s) and/or Director(s) of the BU that detected the NAV Error are responsible for drafting an FTS Incident Alert email. The FTS Incident Alert is designed to provide prompt notification to key management personnel that an event has occurred that may affect the NAV of a Registered Fund. This email contains a concise high-level description of the error, as it appears, at that point in time. The Incident Alert email is distributed to FTS management.

All NAV Errors equal to $0.01 per share or more on any given date are reported to the Fund’s Board of Directors/Trustees promptly following the end of each calendar quarter. The report will include an analysis of the impacted Funds and the corrective action taken. NAV errors less than $0.01 per share are generally considered immaterial and need not be reported to the Fund’s Board of Directors.

Management reports to the Board of Directors/Trustees annually on the effectiveness of the Policy and Procedures.

Fund QARC performs periodic testing to ensure that any new controls implemented are operating effectively.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © [2008]. All Rights Reserved

Rev 040808

Corrective Key Controls used by the P&P
When a Net Asset Value Error is discovered after the processing used by the P&P of shareholder activity, the necessary NAV adjustment is reflected in the following day’s NAV calculation

If the per share NAV error is equal to or greater than $.01, but less than ½ of 1% of the Fund’s NAV, an analysis of each day’s net shareholder activity at the class level for the error period is performed. The class level net gain or loss for each day will be calculated and the total net gain or loss over the period is determined. If the Fund suffered a net loss, the Fund is reimbursed accordingly, subject to a $25 deminimus threshold. In certain circumstances, capital activity may be reprocessed at the corrected NAV, considering factors such as unusual transaction activity, abnormal market activity and the number of accounts impacted. If the Fund realized a net gain, no further action is taken and the resulting gain will not be carried forward in the future for other NAV errors that may arise.

If the NAV error is greater than ½ of 1% of the Fund’s NAV, an analysis of individual shareholder activity during the error period is performed, and all shareholder accounts that have been impacted are reprocessed at the correct NAV. If the Fund suffered a loss, the Fund is made whole. If an adjustment spans multiple days, each day should be calculated separately from days where the impact is less than ½ of 1% of the Fund’s NAV.

The Fund QARC Manager and/or the IORCM follow-up with the responsible BU(s) to ensure that any new internal controls implemented to address potential reoccurrence of the error are subsequently in place and operating as outlined in the Incident Memo.

Fund QARC performs periodic testing to ensure that any new controls implemented are operating effectively.

U.S. Contacts	Tiffani Polio- The Fund Quality, Assurance, Reporting, and Compliance (“Fund QARC”) Manager
This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

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Rev 040808

Dishman, Audra- Investment Operations Risk and Control Manager (“IORCM”),
Additional History, Background Notes or related policies and procedures (if any):
Note: Detailed procedures for the prevention, detection, and correction of Net Asset Value Errors are documented within the Policies and Procedures for Net Asset Value (NAV) Adjustments and the FTS Incident Reporting Process desktop procedures.

Supplement to CRC Summary Sheet For Policies and Procedures under Non U.S. Scope
Scope/Non U.S. Region	☐Canada ☐Europe ☐Asia ☐Latin America ☐All
Non U.S. Entities Effected	None
Non U.S. Related Statue/Rule/Release/No Action:	None
Supplemental Preventative Key Controls used by the P&P	None
Supplemental Detective Key Controls used by the P&P	None
None

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © [2008]. All Rights Reserved

Rev 040808

Supplemental Corrective Key Controls used by the P&P
Non U.S. Contact	None
Additional History, Background Notes or related policies and procedures (if any):	None

This summary provides a common format to quickly review the preventive, detective, and corrective key controls used utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments © [2008]. All Rights Reserved

Rev 040808

CRC Summary Sheet for
SEC Compliance Rule Policies and Procedures (“P&P”)

Date of P&P (effective date of revision / effective date of new P&P / date reviewed without changes)	October 11, 2010
Name of SEC Compliance Rule P&P (include Tracking it)	Franklin Templeton Portfolio Holdings Release Policy & Procedures (F-19)
Scope of P&P	☒Global ☐U.S. ☐Canada ☐Europe ☐Asia ☐Latin America
External Approval	☒U.S. Fund Boards ☒ IRC (Canada)
P&P Entity Owner	☐Investment Manager ☒Fund Principal Underwriter ☐Fund Transfer Agent ☐Fund Administrator ☐Other
U.S. Entities Affected	The policy applies to all FTI subsidiaries with respect to portfolio holdings of:
	1.	Each U.S. registered Fund;
	2.	Subject to certain exclusions, U.S. and other funds sponsored by FTI that are domiciled in the U.S. that are not registered with the U.S. Securities and Exchange Commission (“SEC”); and
	3.	Subject to certain exclusions, U.S. and other funds sponsored by FTI that are domiciled offshore and that are not registered with the SEC.
	4.	Representative or model separate accounts
U.S. Related Statute/ Rule/ Release/ No-Action	1940 Act Rules 30b1-5 and 30b2-1, Form N-1A items 4(d) and 11(f), Form N-CSR and Form NQ
Purpose of the Procedure
To prevent disclosure of material non-public information with respect to the portfolio holdings of any U.S. registered Fund until such time as the information is made available to all shareholders of the U.S. registered Fund or the general public, subject to certain exceptions which provide for a legitimate fund business purpose, prohibition on trading and confidentiality of the information released. Subject to certain exclusions, U.S. and non-U.S. registered funds are covered by this global policy to help prevent potential instances of selective disclosure where portfolio holdings are substantially similar to those of U.S. registered funds.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments© [year of P&P], All Rights Reserved

Rev 04/12/10

Preventative Key Controls used by the P&P	1.	Release complete portfolio holdings information of the U.S. registered Funds at least quarterly on Form NQ or the semi-annual report included in Form N-CSR with no more than a 60-day lag.
	2.	Publicly release a complete list of each U.S. registered Fund’s portfolio holdings 20 calendar days after the end of each calendar quarter.
	3.	Other portfolio holdings information, such as a U.S. registered Fund’s top 10 holdings, may be released monthly on the website no sooner than 5 days after the end of each month.
	4.	The portfolio manager for the U.S. registered Fund may request that certain securities in the portfolios they manage be withheld/blacklined from the portfolio holdings information.
	5.	The release of portfolio holdings information to selected third parties in advance of release to all shareholders or the general public is permissible only when:
● the U.S. registered Fund (as contrasted to the advisor or distributor) has a legitimate business purpose for doing so;
● the recipient is subject to a duty of confidentiality pursuant to a signed Non-Disclosure Agreement (“NDA”); and
● the release of such information would not otherwise violate the antifraud provisions of the federal securities laws or the U.S. registered Fund’s or advisor’s fiduciary duties.
6.
The determination of whether a U.S. registered Fund has a “legitimate business purpose” shall be made by the Fund’s Chief Compliance Officer (“CCO”) (his/her designee). In the case of a fund other than a U.S. registered Fund, the Head of Global Compliance (or his/her designee) shall make such determination following a request submitted in writing. The attraction of additional assets to a Fund will not, in and of itself, be deemed to be a legitimate business purpose.

	7.	Eligible third parties to whom portfolio holdings information may be released in advance of release to the public are required to execute an NDA, in which the
This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

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Rev 04/12/10

recipient must agree to:
●
keep confidential any portfolio holdings information received until such information is released to the public or the release is otherwise approved by the Head of Global Compliance (or his/her designee) or, in the case of a U.S. registered Fund, the Fund’s CCO;

● not trade on the non public information received; and
● refresh its representation as to confidentiality and abstention from trading upon request from FTI.
	8.	Periodic reminders shall be sent at least annually to all parties that have signed NDA’s.
	9.	Disclosure must be made in the registration statements for U.S. registered Funds for:
● This policy; and
●
any ongoing arrangements to make available information about the U.S. registered Funds’ portfolio holdings information to any person, consistent with the U.S. Registered Funds’ legitimate business purposes.

	10.	Any material amendments to this policy shall be reviewed and approved by the Boards of Directors/Trustees of the U.S. registered Funds.
Detective Key Controls used by the P&P	1.
The U.S. registered Funds’ CCO will conduct periodic reviews of compliance with such procedures and will report to the Boards of Directors/Trustees of the U.S. registered Funds regarding the operations of the policy and material changes recommended as part of the annual review pursuant to Rule 38a-1 under the 1940 Act.

2.
The U.S. registered Funds’ CCO will also report to the Board on exceptions granted to the policy, along with an explanation of the legitimate business purpose of the U.S. registered Fund that is served as a result of the exception.

	3.	If a violation of this policy is suspected, it shall be communicated to the Compliance Department for investigation.
Corrective Key Controls used by the P&P	1.	If it is determined that portfolio holdings information has been released in contravention of these procedures, the
This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments© [year of P&P], All Rights Reserved

Rev 04/12/10

circumstances surrounding the release of such information will be investigated. To the extent that it is determined that the information has been deliberately released in contravention of these procedures, then appropriate disciplinary action will be taken against the individual responsible for the release of the information up to and including termination.

2.
To the extent that information is released in contravention of these procedures, reasonable efforts will be made to retrieve such information from the party to whom the information was disclosed. If it is impracticable or impossible to retrieve such information, reasonable efforts will be made to secure an NDA from the party to whom such information was released. If these efforts are unsuccessful, then considerations will be given to publicly releasing the information.

U.S. Contacts	Steve Gray, Sr Associate General Counsel Jim Davis, CCO and Director, Global Compliance
Additional History, Background Notes or related policies and procedures (if any)	This policy does not apply to:
	●	U.S. registered closed-end funds, which are subject to similar constraints with respect to the release of material non-public information under Regulation FD.
●
Country specific offshore funds that invest in portfolio securities that are not, in aggregate, substantially similar to the holdings of a U.S. registered Fund (as determined by the applicable CCO or his/her designee) and are sold only to residents of that country.

	●	Collateralized Loan Obligations funds that are note registered with the SEC.
●
Offshore funds (registered or passported with local regulatory authorities) where the portfolio holdings information is provided solely to banks, broker-dealers, insurance companies, registered investment advisers, or other financial institutions located offshore that are charged with discretionary authority to select offshore funds on behalf of their clients; such information shall be released only where (a) it is

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

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Rev 04/12/10

requested solely for portfolio analytics, including, but not limited to, risk analysis/asset allocation purposes and (b) an NDA is obtained.
●
Unregistered Private funds, with respect to release of Portfolio Holdings information to current investors in such funds, provided that the recipient has executed a non-disclosure agreement containing provision as described in Exhibit C.

●
Unregistered Private funds with Portfolio Holdings that are not, in the aggregate, substantially similar to the holdings of a U.S. registered Fund (as determined by the applicable CCO or his/her designee).

●
Representative or model separate accounts with Portfolio holdings that are not, in the aggregate, substantially similar to the holdings of a U.S. Registered Fund (as determined by the applicable CCO or his/her designee).

●
Canadian Institutional Pooled Funds, provided that, in the case of certain trusts and pooled funds that have portfolio holdings that are similar to those of a U.S. registered Fund (as determined by the applicable CCO or his/her designee), an NDA is obtained.

●	Offshore funds with respect to the monthly release of information on top contributors and detractors to portfolio performance provided that a non-disclosure agreement is obtained.
●
Any Franklin fund with respect to its Portfolio Holdings Information can be released to the client’s transition manager so long as (i) there a non-disclosure agreement is obtained containing the provisions as described on Exhibit C, “General Provisions Required where a legitimate business purpose has been identified as described above under “Advanced Release/Legitimate Business Purpose:” or (ii) the investment management agreement includes similar language to that described in item (i) above and the language binds the client and its agents.

In addition, for purposes of this policy, portfolio holdings information does not include aggregate, composite or
This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

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Rev 04/12/10

descriptive information that in the reasonable belief of the U.S. registered Funds’ CCO (or his/her designee), does not present risks of dilution, arbitrage, market timing, insider trading or other inappropriate trading for the applicable U.S. registered Fund. Excluded information generally includes, without limitation: (1) descriptions of allocations among asset classes, regions, countries, or industries/sectors; (2) aggregated data such as average or median ratios, market capitalizations, credit quality or duration; (3) performance attributions by industry, sector, or country; or (4) aggregated risk statistics. Such information, is made available to anyone, will be made available to any person upon request, but may or may not be posted on the website. In addition, other information may also be deemed to not be portfolio holdings information if, in the reasonable belief of the U.S. registered Funds’ CCO (or his/her designee), the release of such information would not present risks of dilution, arbitrage, market timing, insider trading, or other inappropriate trading for the applicable U.S. registered Fund.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments© [year of P&P], All Rights Reserved

Rev 04/12/10

Supplement to CRC Summary Sheet
For Policies and Procedures under Non U.S. Scope

Scope/Non U.S. Region	☐Canada ☐Europe ☐Asia ☐Latin America ☐All
Non U.S. Entities Affected	Same as Above
Non U.S. Related Statue/Rule/Release/No Action	Same as Above
Supplemental Preventative Key Controls used by the P&P	Same as Above
Supplemental Detective Key Controls used by the P&P	Same as Above
Supplemental Corrective Key Controls used by the P&P	Same as Above
Non U.S. Contact	Same as Above
Additional History, Background Notes or related policies and procedures (if any)	Same as Above

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures

This document is the proprietary product of Franklin Templeton Investments. Any Unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton Investments© [year of P&P], All Rights Reserved

Rev 04/12/10

CRC Procedures Summary Sheet

Date:	May 8, 2007
Name of Procedures (include Tracking #):	Inter-account transaction compliance policy and procedure (F-40)
Date of Most Recent Revision:	May 8, 2007
Entities Affected:	All Funds and Advisers
Related Statute/ Rule/ Release/ No-Action:	1940 Act Section 17, Rule 17a-7; Advisers Act Rule 206(3)-2 Canadian Regulatory Instruments: NI 81-102 and NI 81-107
Purpose of the Procedure:
Allow the Funds and Accounts to engage in purchase and sale transactions of portfolio securities with other Funds and Accounts that would otherwise be prohibited under Section 17 of the 1940 Act as affiliated transactions. Rule 17a-7 and these procedures are designed to permit inter-account transactions that will not result in overreaching, self-dealing or other conflicts of interest in the purchase and sale of securities between affiliated accounts with the same or affiliated investment advisers.

Preventative Mechanism Utilized by the Procedures:	Education and training to trading and portfolio manager personnel will be provided as part of the investment adviser compliance self assessment process.
Detective Mechanism Utilized by the Procedures:
In seeking to detect any violations of these policies and procedures, the Global Investment Adviser Compliance group conducts quarterly testing, which includes a review of all transactions subject to the above policy and related desktop procedures.
Any noted potential inconsistencies with these policies and procedures are brought to the attention of the appropriate portfolio management personnel for explanation/clarification. The Global Investment Compliance group’s review and any resultant portfolio management explanation/clarification must be documented and concerns regarding apparent violations of this Policy and Procedures must be brought to the attention of the Chief Compliance Officer of the applicable adviser.
The Global Compliance Department provides independent oversight and review of the compliance testing performed by the Global Investment Adviser Compliance group and determines what, if any, additional oversight or testing may be appropriate.

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures
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Corrective Mechanism Used by the Procedures
Global Investment Adviser Compliance personnel shall promptly report to the applicable Chief Compliance Officer whenever a potential violation is discovered. It will be the responsibility of the applicable Chief Compliance Officer to promptly investigate the matter and communicate details of the situation and method of correction to all affected departments. Please refer to the Franklin Templeton Trade Error Correction Policy Guidelines for further information on corrective measures to be taken and potential reimbursement for any losses incurred.

Additional History or Background Notes (if any):	The Canadian addendum was added in April 2009
Contacts

This summary provides a common format to quickly review the preventive, detective, and corrective key controls utilized by the P&P referenced in this summary document. For more detailed information, please refer to the P&P procedures.
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Effective Date	Policy and Procedure	Description
April 2012	Personal Investments and Insider Trading Compliance Policy and Procedures (G-6)	●
Separation of the original policy into two documents: a policy document entitled Personal Investments and Insider Trading Policy (the “Policy”), and a procedures document entitled Personal Investments and Insider Trading Procedures (the “Procedures”),

		●	Making the Policy less legalistic and more “plain English,”
		●	Exempting exchange-traded funds and other types of exchange-traded vehicles (collectively, “ETFs”) and closed-end funds from preclearance (but not from other requirements under the Policy)